EXHIBIT 10.28 - JEPPESEN SERVICES AGREEMENT

Contract No. BAL-20463

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT ("MSA") is made and entered into as of this _3_ day of _February_, 201_4 by and between JEPPESEN SANDERSON, INC. ("Jeppesen"), a company organized and existing under the laws of the State of Delaware, U.S.A, having its principal offices at 55 Inverness Drive East, Englewood, Colorado 80112-5498 and BALTIA AIR LINES, INC. ("Customer"), a company organized and existing under the laws of New York having its principal office at JFK International Airport, Building 151, Jamaica, New York.

RECITALS

WHEREAS, Jeppesen is engaged in the business of providing services and products to aviation customers worldwide; and

WHEREAS, Customer is engaged in air transport activities which require certain of Jeppesen's services and products; and

WHEREAS, Jeppesen desires to furnish Customer, and Customer desires to purchase from Jeppesen, those services and products described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above premises and the mutual covenants and promises of the parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Jeppesen and Customer do hereby agree as follows:

  Services and Products to be Furnished. Jeppesen will furnish to Customer, subject to the terms and conditions of this MSA, the services and products ("Services") as specified in each services supplement ("Supplement"). Each individual Supplement will refer to a specific Service, will incorporate the terms and conditions of this MSA as an integral part of the Supplement, and will constitute the services agreement for such Service. This MSA and the Supplements will hereafter be collectively referred to herein as the "Agreement'.

  Term and Renewal. The initial term of this MSA will commence on the date hereof and continue for a period of five (5) years. The term of any Supplement attached to this MSA will be in accordance with the term set forth therein; provided, however, in the event no term is set forth in the Supplement, the term will be in accordance with this MSA.

  Thereafter, this MSA will automatically renew for successive one (1) year periods. Either party may withhold consent to renewal of this MSA by providing written notice at least 180 days prior to the end of the initial term or any renewal term; provided, however that this MSA may not be terminated under this Section as long as any Supplement is still in effect.

  Price. Customer agrees to pay to Jeppesen for Customer's receipt of any Service the prices set forth in the then-current fee schedule for such Service. All fees and other prices stated are net of withholding or other similar taxes to which such payments may be subject and are exclusive of value added or similar taxes. Fee schedules are subject to revision at any time with 30 days written notice.
  Invoicing. Jeppesen will invoice Customer for any payments due hereunder. Payment terms are net 30 days from the date of invoice. In the event Jeppesen determines the creditworthiness of Customer is in question, a security deposit or advance payment may be required by Jeppesen. Customer's creditworthiness may be determined by Jeppesen based upon, among other things, public information that Customer is experiencing financial challenges or cash flow problems,

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  Customer fails to make timely payments, or the change in legal structure of Customer. Customer will provide such deposit within 30 days after written notice by Jeppesen or make advance payment prior to receipt of Services, as the case may be. Customer is liable for all costs incurred by Jeppesen for collection of delinquent amounts.

  Taxes. "Taxes" are defined as all taxes, fees, charges or duties and any interest, penalties, fines, or other additions to tax, including, but not limited to, income, withholding, sales, use, valueadded, gross receipts, stamp, excise, transfer ru1d similar taxes imposed by any domestic or foreign taxing authority arising out of or in connection with this Agreement Except for United States, German, Swedish and United Kingdom corporate income and/or trade taxes imposed on Jeppesen, Customer will be responsible for and pay all Taxes. If any payments to Jeppesen under this Agreement are subject to withholding tax, Customer will pay to Jeppesen such gross amount that after payment of the withholding tax, would result in the receipt by Jeppesen of the full amount due under this Agreement (i.e., Jeppesen will receive as net payments the full runount specified in this Agreement regardless of the amount of withholding taxes paid). Customer will notifY Jeppesen of the payment of any Taxes made in the name of Jeppesen and provide Jeppesen with the appropriate receipts for such tax payments. Jeppesen is responsible for all tax administration decisions for taxes imposed on Jeppesen.

  Warranty and Limitation of Liabilities.

  A. Warranty. Each Supplement sets forth the express warranty, if any, as to each Service.

  B. DISCLAIMER AND RELEASE. THE CONDITIONS, REPRESENTATIONS, OBLIGATIONS, LIABILITIES AND WARRANTIES (IF ANY) OF JEPPESEN AND REMEDIES OF CUSTOMER SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND CUSTOMER HEREBY WAIVES, RELEASES AND RENOUNCES, ALL OTHER WARRANTIES, OBLIGATIONS AND LIABILITIES OF JEPPESEN, AND ANY OTHER RIGHTS, CLAIMS AND REMEDIES OF CUSTOMER AGAINST JEPPESEN, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY CUSTOMER-SUPPLIED INFORMATION, THE SERVICES OR OTHER THINGS PROVIDED, AND ANY NONCONFORMANCE OR DEFECT IN THE DESIGN, ADEQUACY, ACCURACY, RELIABILITY, SAFETY, OR CONFORMANCE WITH GOVERNMENT STANDARDS OR REGULATIONS OF SUCH SERVICES OR OTHER THINGS PROVIDED UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO:

  (i) ANY IMPLIED WARRANTY OF MERCHANTABILITY, SATISFACTORY QUALITY, OR FITNESS;

  (ii) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE; (iii) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY ARISING IN STRICT LIABILITY OR IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OF JEPPESEN; AND

  (iv) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO ANY PROPERTY OF CUSTOMER, INCLUDING WITHOUT LIMITATION ANY AIRCRAFT.

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  C. EXCLUSION OF CONSEQUENTIAL AND OTHER DAMAGES. JEPPESEN WILL HAVE NO OBLIGATION OR LIABILITY WHATSOEVER, WHETHER ARISING IN CONTRACT (INCLUDING WARRANTY), TORT (WHETHER OR NOT ARISING FROM THE NEGLIGENCE OF JEPPESEN), STRICT LIABILITY OR OTHERWISE

  (i) FOR LOSS OF USE, REVENUE OR PROFIT;

  (ii) FOR DAMAGES RESULTING FROM BUSINESS INTERRUPTION;

  (iii) FOR DAMAGES RESULTING FROM DELAY IN PERFORMANCE AND

  COST OF SUBSTITUTE PROCUREMENT;

  (iv) FOR COSTS OF REPRODUCTION OR RECOVERY OF DATA OR INFORMATION WinCH IS LOST IN WHOLE OR IN PART; OR

  (v) FOR ANY OTHER INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.

  D. If an arbitration panel or court of competent jurisdiction determines that applicable law implies warranties and liabilities which cannot be excluded or limited or which can only partly be excluded or limited, then the limit on Jeppesen's liability set forth in this Section will apply to the fullest extent permitted by law. If Jeppesen cannot exclude or limit a warranty or liability implied by law, this Agreement will be read and construed subject to such provisions of law.

  E. Effect of Limitation. The parties acknowledge that the limitations set forth in this Section were arrived at in consideration of the mutual agreements of the parties set forth herein, and are integral to the amount of fees charged for the Services provided hereunder, and recognize that were Jeppesen to assume any further liability beyond that set forth in this Section, such fees would be substantially higher.

  Indemnities. Except to the extent of any claim or liability caused by Jeppesen's failure to provide the remedy contained in any express warranty set forth in a Supplement, Customer will indemnifY and hold harmless Jeppesen and its licensors, contractors, subcontractors and agents from and against all claims and liabilities (including claims by third parties), and costs and expenses (including attorneys' fees), incident thereto or incident to successfully establishing the right to indemnification, for injury to or death of any person or persons, including employees of Customer but not employees of Jeppesen, or for loss of or damage to any property, including without limitation any aircraft, arising out of or in any way relating to the utilization or processing of any Service or any other things provided to Customer under this Agreement, whether or not arising in strict liability or tort or occasioned by the negligence of Jeppesen, except to the extent of any obligation, liability, claim or remedy in tort is due to the recklessness or willful misconduct of Jeppesen. Customer's obligations under this indemnity will survive the expiration, termination, completion or cancellation of this Agreement.

  For purposes of this Section, the term "Jeppesen" includes Jeppesen, its parent company, their respective parents, affiliates, and the assignees of each, and their respective directors, officers, employees and agents.

  Intellectual Propertv Rights. Jeppesen is the owner of or has licensed from third parties the intellectual property and proprietary rights embodied in or pertaining to Jeppesen's Services

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  ("Jeppesen Intellectual Property"), all of which are and will remain the valuable property of Jeppesen and/or its third party licensors. Jeppesen Intellectual Property includes but is not limited to all skills, expertise, know-how and experience gained in creating and maintaining Jeppesen's proprietary databases, compilations of information, symbology, charts, compilations of charts, the chart format, data (but not including data obtained from third party source), Jeppesen software and its documentation and any modifications or other enhancements developed in the course of configuring, providing or managing the Services, and all trademarks, trade secrets, copyrights, patents and other intellectual and proprietary rights therein.

  Material from the Australian Aeronautical Information Publication has been used by agreement with Airservices Australia. For purposes of clarity, Jeppesen's Intellectual Property does not include data obtained from third party source that is included in Jeppesen's Services. Aspects of Jeppesen's Intellectual Property that are Jeppesen's trade secrets include the specific design and structure of the individual software programs and their interaction, and the unique programming techniques employed therein for certain tasks. Customer understands and agrees that (i) Jeppesen's Intellectual Property constitutes the valuable properties and trade secrets of Jeppesen embodying substantial creative efforts and confidential information, ideas and expressions; and (ii) Jeppesen's Intellectual Property is unpublished works; and (iii) the existence of any copyright notice will not be construed as an admission or presumption that publication has occurred. Except as otherwise provided herein or in any Supplement, Customer has no right to use any of Jeppesen's Intellectual Property, which may not be copied, reproduced, stored in a retrieval system, published or transmitted in whole or in part, in any form or by any means, whether electrical, mechanical, photocopying, recording or otherwise without the prior written permission of Jeppesen. Customer will observe strict confidentiality with regard to all aspects of Jeppesen's Intellectual Property in any form whatsoever.

  Confidentiality and Non-Disclosure. This Section creates a non-disclosure agreement between the parties for any disclosure of confidential and proprietary information by one party to the other during the term of this MSA, thus eliminating the need for separate non-disclosure agreements.

  A. Confidential Information. For purposes of this Agreement, "Confidential Information" means written, documentary, oral or visual information of any kind disclosed by Jeppesen or Customer to the other, including, but not limited to, (i) the terms and conditions of this Agreement; (ii) information of a business, planning, marketing or technical nature, including financial data, plans, forecasts, market intelligence, concepts, fixed assets, customer information, strategies, agreements or other proprietary or confidential material which the disclosing party may, at its sole discretion, disclose to the receiving party, (iii) models, tools, hardware and software, and (iv) any documents, reports, memoranda, notes, files or analyses prepared by or on behalf of the receiving party that contain, summarize or are based upon any Confidential Information.

  B. Treatment and Protection.

  (i) Each party agrees to (i) hold in strict confidence all Confidential Information of the other party, (ii) where applicable only to this Agreement, use the Confidential Information solely to perform or to exercise its rights under this Agreement, and (iii) not transfer, display, convey or otherwise disclose or make available all or any part of such Confidential Information to any third party.

  (ii) The receiving party will not disclose all or any part of the disclosing party's Confidential Information to any agents, officers, directors, employees or representatives (collectively, "Representatives") of the receiving party except on a need-to-know basis. The receiving party agrees to inform its Representatives who receive the disclosing party's Confidential Information of the confidential

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  and proprietary nature thereof and of such Representative's obligations with respect to the maintenance of such Confidential Information in conformance with the terms of this Section. Notwithstanding the foregoing, Jeppesen may disclose Confidential Information received from Customer to its affiliated companies, auditors, licensors, contractors, and subcontractors (collectively, "Jeppesen Representatives") on a need-to-know basis; provided that Jeppesen will remain responsible for the Jeppesen Representatives' compliance with this Section. (iii) Each party will take the same measures to protect against the disclosure or use of the other party's Confidential Information as it takes to protect its own proprietary or confidential information (but in no event will such measures be less than reasonable care). Each party represents that such degree of care provides adequate protection for its own confidential and proprietary information.

  (iv) The receiving party will immediately advise the disclosing party in writing of any misappropriation or misuse by any person of the disclosing party's Confidential Information of which the receiving party is aware.

  (v) Any documents or materials that are furnished by or on behalf of the disclosing party, and all other Confidential Information in whatever form, including documents, reports, memoranda, notes, files or analyses prepared by or on behalf of the receiving party, including all copies of such materials, will be promptly returned by the receiving party to the disclosing party upon written request by the disclosing party for any reason.

  C. Exclusions. Each party acknowledges that neither party is bound by the obligations hereto regarding Confidential Information that is proven to be:

  (i) publicly known through no fault of the receiving party or of any other person or entity that is similarly contractually or otherwise obligated to protect such Confidential Information;

  (ii) obtained independently from a third party without an obligation of confidentiality to the disclosing party and without breach of this Section;

  (iii) furnished to others by the disclosing party without similar restrictions on their right to use or disclose;

  (iv) known by the receiving party without any proprietary restrictions at the time of receipt of such information from the disclosing party; or

  (v) independently developed by the receiving party by persons who did not have access, directly or indirectly, to the Confidential Information of the other party.

  D. Disclosures Required by Law. The receiving party may disclose the Confidential Information of the other to the extent required under order of a court of competent jurisdiction, a valid administrative or congressional subpoena, law, rule, regulation (including any securities exchange regulation), or other governmental action provided that the receiving party (i) promptly notifies the disclosing party in writing prior to disclosure of the information, and (ii) assists the disclosing party, at the disclosing party's expense, in any attempt by the disclosing party to limit or prevent the disclosure of the Confidential Information.

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  E. Remedies Upon Breach. Each rece1vmg party acknowledges that the Confidential Information of the disclosing party is central to the disclosing party's business and was developed by or for the disclosing party at a significant cost. Each party further acknowledges and agrees that the other party may have no adequate remedy at law if there is a breach or threatened breach of this Section. Accordingly, either party may be entitled to injunctive or other equitable relief to prevent or remedy such breach. Such remedy will not be deemed to be the exclusive remedy for any such breach of this Section, but will be in addition to all other remedies available at law or in equity to the disclosing party.

  F. No Licenses or Warranties. Confidential Information disclosed hereunder is provided "AS IS" without warranty of any kind. No license to the Receiving Party under any trade secrets or patents is granted or implied by conveying Confidential Information or other information to such party, and none of the information transmitted or exchanged constitutes any representation, warranty, assurance, guaranty or inducement with respect to the infringement of patents or other rights of others.

  G. Return or Destruction. Upon the termination or expiration of this MSA, the receiving party will, at its own expense, (i) destroy all Confidential Information and certify such destruction in writing to the disclosing party, or (ii) if requested by the disclosing party, promptly return to the disclosing party all Confidential Information (and all copies thereof). The receiving party will cease all further use of the other party' s Confidential Information. Notwithstanding the foregoing, each party may maintain one (1) copy of Confidential Information of the other party (excluding Jeppesen Services) solely for archival purposes.

  H. Survival. Each party's obligations set forth in the "Treatment and Protection" Section above will continue for a period of five (5) years from the termination of this MSA.

  Default and Remedies.

  A. Events of Default. The occurrence of any one or more of the following events ("Events of Default') will constitute a default under this Agreement:

  (i) Failure to timely pay any invoice due; or

  (ii) Breach of the "Export" Section of this Agreement; or

  (iii) A material breach of this Agreement (other than any payments due hereunder), which is not corrected or diligently prosecuted within 60 days after written notice thereof from the non-defaulting party; or

  (iv) A party hereunder becomes insolvent or bankrupt or makes an assignment for the benefit of creditors or consents to the appointment of a trustee or receiver or either is appointed for a party or for a substantial portion of a party's property without its consent, or bankruptcy, management, reorganization or insolvency proceedings me instituted by or against a party or the equivalent occurs in any jurisdiction to which the party is subject; or

  (v) A party hereunder dissolves, terminates or suspends its business or operations.

  B. Remedies and Waivers. Upon the occurrence of any one or more Events of Default, the non-defaulting party may immediately terminate this Agreement or any individual Supplement to which the Event of Default relates and, at its option and without notice,

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  exercise any remedy (subject to the limitations of this Agreement) afforded by law, equity or this Agreement, which remedies, in the case of Jeppesen, will include but not be limited to, the recovery of any monies that would have been owing Jeppesen under the initial term of the Agreement. No failure or delay by a party to exercise any right or remedy will be a waiver thereof, nor will any written waiver or consent extend to any instance other than the one for which it is given. Without limiting the foregoing, the acceptance by Jeppesen of late invoice payments or other payments will not constitute waiver of Default in payment or of any other default. Notwithstanding any other provision of this Agreement, Jeppesen may set off any amounts owed to Customer including credits, overpayments or other forms of security or deposits including such amounts owed by an affiliate of Jeppesen against any amounts that Customer owes under this Agreement. Jeppesen may charge interest in the amount of one and one-half percent (1.5%) per month or the maximum amount permitted by law for any invoices in default.

  Effects of Termination.

  A. Return or Destruction of the Services. ln addition to all other Customer obligations set forth herein, upon termination of this Agreement or any individual Supplement for any reason whatsoever, Customer will, at its own expense and within ten (10) days of the date of Termination, return to Jeppesen all software and associated documentation (and all copies thereof) including but not limited to user manuals and backup media provided to Customer as part of the Services (the "Software"). Additionally, Customer agrees to delete from any machine storage (i.e., hard disk) previously loaded copies of all Software in all forms, including modifications and merged portions. ln lieu of the foregoing, Customer will destroy all Software in its possession and provide Jeppesen with written certification of such destruction. Notwithstanding anything to the contrary contained herein, Customer will not keep a copy of the Software for any reason whatsoever, including archival purposes.

  B. Survival of Provisions. Notwithstanding any termination of this Agreement, the parties' respective obligations under the "Taxes", "Disclaimer and Release", "Exclusion of Consequential and Other Damages", "Indemnities", "Intellectual Property", "Confidentiality and Non-Disclosure", "Effects of Termination", "Export", and "Governing Law" Sections and any other clauses that by their nature should survive termination, will survive any such Termination.

  Security Deposit. If, upon the occurrence of an Event of Default related to insolvency or bankruptcy as set forth above, and provided that Customer fails to pay any amounts (whether pre or post-petition) when due and Jeppesen elects not to terminate this Agreement or the applicable Service Supplement(s), then Customer will pay Jeppesen a security deposit equal to the most recent three (3) months invoices for Services. Such security deposit will be provided to Jeppesen by Customer within ten (10) days after written notice from Jeppesen to Customer.
  Force Majeure. Except for any payments due hereunder, neither party will be responsible or liable for any failure to perform due to unforeseen circumstances or to causes beyond its reasonable control, including but not limited to acts of God, war, riots, terrorism, embargoes, acts of civil or military authorities, fires, floods, earthquakes, accidents, labor unrest, interruptions in the delivery of required Services, failure of communications services, or shortage or failure of other critical materials or services for the duration of any such circumstances or cause.
  14. Export. Customer is responsible for its compliance with any applicable export control restrictions, laws and regulations as may be modified from time to time, imposed by the governments of the United States and, if applicable, other countries. Customer will not attempt to, or knowingly export or re-export the Services or any products using such Services covered under this
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  Agreement to any country, or national thereof, prohibited from obtaining such data, either directly or indirectly through affiliates, Licensees or subsidiaries of Customer.

  Miscellaneous Provisions.

  A. GOVERNING LAW. THIS AGREEMENT WILL BE INTERPRETED UNDER AND GOVERNED BY THE LAWS OF THE STATE OF COLORADO, U.S.A. WITHOUT RECOURSE TO CHOICE OF LAW STATUTES OR PRINCIPLES THAT WOULD OTHERWISE RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION TO THIS AGREEMENT. THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS WILL NOT APPLY TO THIS AGREEMENT.

  B. Severability. If any term or provision of this Agreement is held invalid or unenforceable, such term or provision will be replaced by a valid and enforceable provision containing as close to the original intent of the parties as possible in light of the intent of this Agreement. The remainder of this Agreement will not be affected thereby and each remaining te1m and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

  C. Notices. All notices required or permitted under this Agreement will be in writing and deemed sufficiently served if dispatched by certified or registered mail, postage prepaid, return receipt requested, or delivered via overnight courier, in person, or by facsimile to Jeppesen or Customer as the case may be, at the addresses specified below:

As to Jeppesen:	Jeppesen Sanderson, Inc. Attn: Senior Manager, Legal & Contracts 55 Invemess Drive East Englewood, Colorado 80112-5498 Phone: (303) 328-4556 Fax.: (303) 328-4163
with a copy to:	Jeppesen Sanderson, Inc. Attn: Ron Patton, Sales Director 55 Inverness Drive East Englewood, Colorado 80112-5498 Phone: (303) 328-4592 Email: mn.natton@jeppeseu.mm
As to Customer:	Baltia Air Lines, Inc. Attn: Frank Acquavella, VP Operations JFK International Airport. Bldg 151 Jamaica, New York 11430 Phone: 718-244-8880 Email: frankacquavella@sbcglobal.net
  The above-designated addresses for each party may be changed by written notification to the other party.

  D. Jeppesen Affiliates. Customer understands and agrees that Jeppesen or its affiliates, namely Jeppesen Sanderson, Inc., Jeppesen GmbH, Jeppesen U.K. Limited, and Jeppesen Systems AB (each individually a "Jeppesen Affiliate") may, as a contracting party, execute Supplements under this MSA, in which event the terms and conditions of the applicable Supplement and this MSA will be binding upon and inure to the benefit of

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  only the Jeppesen Affiliate and Customer. Any Jeppesen Affiliate may invoice and receive payments for Services provided under a Supplement. In such event, the Jeppesen Affiliate will not be considered a contracting party hereunder and will only act as a subcontractor of Jeppesen performing billing suppmt.

  E. Assignment. This Agreement is for the benefit of and is binding upon each of the parties hereto and their respective successors and permitted assigns. No rights or duties of either party under this Agreement may be assigned, delegated or contracted to be assigned or delegated by either party except that:

  (i) Either party may assign its interest to a corporation that (a) results from any merger or reorganization of such party or (b) acquires substantially all the assets of such party;

  (ii) Jeppesen may assign any of its rights to receive money;

  (iii) Jeppesen may assign all or any part of its contractual rights and obligations to its ultimate parent company or any wholly-owned subsidiary thereof provided that Jeppesen will remain responsible for all obligations and liabilities and Customer will continue to deal exclusively with Jeppesen.

  No action taken by Customer or Jeppesen relating to the assigrunent of Customer's or Jeppesen's rights under this Agreement will subject Jeppesen or Customer to any liability beyond that in this Agreement.

  F. Dispute Resolution. Any dispute, claim or controversy of whatsoever kind or nature arising between the parties hereto as a result of this Agreement (if not resolved amicably) will be solely subject to the jurisdiction of the state or federal coarts located in Denver, Colorado and the parties specifically submit to the jurisdiction of such courts. The foregoing will not apply in the event a third party claims any injury, damage or loss against Jeppesen in a court or other proceeding wherein Customer is joined, interpleaded or impleaded by Jeppesen, or Customer is otherwise a necessary or indispensible party to the action or proceeding. Customer waives sovereign innnunity and related defeuses with respect to this Agreement.

  G. Entire Agreement. This Agreement, including all exhibits attached hereto, constitutes the entire agreement between Jeppesen and Customer with respect to the subject matter hereof, superseding any prior or contemporaneous oral or written agreements, representations, or understandings not specifically incorporated herein. The terms of this Agreement may not be amended except by a written document signed by duly authorized representatives of each of the parties. This requirement may only be modified by a written amendment to this Agreement.

  H. Conflicting Documents. In the event of a conflict between the terms and provisions of this MSA and any Supplement, the terms of any specific Supplement will govern. In the event Customer issues a purchase order for its request of Services, the terms and conditions of this Agreement will govern and take precedence over all terms and conditions contained on or referenced by such purchase order. In the event this Agreement is translated, this English version will govern and take precedence over any translation.

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IN WITNESS WHEREOF, this MSA has been executed by the parties hereto as of the day and year first written above.

JEPPESEN SANDERSON, INC. By: ___ signed___ Name: ___Thomas Wede ___ Title: ___ President ___	BALTIA AIR LINES, INC. By: ___ /signed/___ Name: ___ Frank A. Aquavella ___ Title: ___ VP of Operations ___

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